UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 31, 2002

(Date of earliest event reported)

Inland Real Estate Growth Fund II, L.P.

(Exact name of registrant as specified in the charter)

Delaware	0-16780	36-3547165
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield RoadOak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant's telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On January 31, 2002, the Partnership sold its remaining asset, Scandinavian Health Club located at 1290 West Old Henderson Road in Columbus, Ohio to the Capital City Church, an unaffiliated third party, for $795,298 on an all cash basis, net of closing costs. The property had a basis of $795,298, net of depreciation, resulting in no gain or loss. During 2001, the Partnership had recorded an impairment loss of $292,346. The balance at January 31, 2002 on the related debt of $300,000 will be paid from proceeds of the closing. Net sales proceeds will be distributed to the Limited Partners during first quarter 2002 after a final reconciliation of property and Partnership expenses.

Item 7. Financial Statements and Exhibits
  Financial Statements. Not Applicable
  Pro Forma Financial Information - Narrative

As a result of the sale of the Property, prospectively there will be no property operations included in the financial statements of the Partnership. The following sets forth the amounts of selected accounts in the financial statements of the Partnership:

For the year
December 31, 2001

Rental Income	$205,512
Operating Expense	2,223
Mortgage & other interest	42,750
Net loss	65,564

In addition, as a result of the sale of the Property, there are no significant assets or liabilities, including but not limited to net investment property and long-term debt. As of December 31, 2001, the balances in these accounts amounted to $795,298 and $450,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE GROWTH FUND II, L.P.

By: /s/ Kelly Tucek

Name: Kelly Tucek

Title: Chief Financial Officer

Date: February 14, 2002